Annual Incentive Compensation Plan (AICP)

Policy Name:	Annual Incentive Compensation Plan

Policy Approval Authority:	MidSouth Bank Board of Directors/Compensation Committee

Sponsor:                Corporate Efficiency Officer/Human Resources

Approval Date:                March 27, 2019

MIDSOUTH BANCORP, INC.

ANNUAL INCENTIVE COMPENSATION PLAN

2019 PLAN YEAR

STRICTLY CONFIDENTIAL

ANNUAL INCENTIVE COMPENSATION PLAN

INTRODUCTION

MidSouth Bancorp, Inc. (the “Company”) is a financial holding company founded in 1985 and headquartered in Lafayette, LA. The Company intends to provide annual incentive award opportunities for employees eligible to participate in the 2019 Annual Incentive Compensation Plan (the “Plan”) to encourage those employees to achieve targeted business objectives of the Company. These annual incentive awards will provide a payment based upon attainment of these specified goals and objectives. The objective is aligning the interests of the Company’s employees with the interests of the Company and its shareholders in obtaining targeted financial results.

DEFINITIONS

As referenced within this Plan, the following words and phrases shall have the following meanings:

1.
“Actual Base Salary” means the annual rate of base salary payable to the Plan Participant as of the end of the Plan Year to which the annual incentive relates or, if earlier, at the time of the Plan Participant’s Termination of Employment.

2.	“Board” means the Board of Directors of the Company as constituted from time to time.

3.	“Code” means the Internal Revenue Code of 1986, as amended.

4.
“Disability” means the employee suffering a sickness, accident, or injury which has been determined by the carrier of any individual or group disability insurance policy covering the employee or if no such policy exists then by the Social Security Administration, to be a disability rendering the employee totally and permanently disabled. The employee must submit proof to the Plan Administrator of the carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

5.	“Effective Date” means January 1, 2019.

6.	Plan Administrator” means the plan administrator described in Article VII.

7.
“Plan Participant” means any current employee of the Company that is designated by the Chief Executive Officer (“CEO”), and approved by the Board, as eligible to participate in this Plan. Newly-hired or newly-promoted employees must be designated by the CEO and approved by the Board to participate in the Plan. The CEO will recommend, and the Board will approve, the level of participation to which each employee will be eligible.

8.	“Plan Year” means the twelve-month period commencing on January 1st and ending on December 31st of each calendar year. The initial Plan Year shall commence on the Effective Date.

9.
“Termination of Employment” means the Plan Participant ceases to be employed by the Company and its subsidiaries for any reason whatsoever (whether voluntary or involuntary). The Plan Participant will not be considered to have incurred a Termination of Employment if the Plan Participant is on an approved leave of absence with any legal or contractual right to return to employment.

I.	PLAN PURPOSE

The Plan is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of predetermined overall Company and other Plan Participant criteria. This Plan is designed to reward Plan Participants based on the achievement of financial and strategic goals as set forth annually by the Company. The Plan is further intended to reward Plan Participants for their performance while prudently managing risks associated with any activity associated with achievement of specific goals and objectives. Annual performance is important but must be combined with long-term performance standards to ensure necessary safety and soundness for the Company and its shareholders.

The Plan will commence on the Effective Date.

II.	PARTICIPATION

Eligibility for participation in the Plan shall be limited to those employees whose responsibilities, in the judgment of the CEO and Board, have a significant bearing on the success and performance of the Company.

The CEO shall submit to the Board for each Plan Year a list of employees eligible for participation in the Plan for that Plan Year, the annual incentive award factors and their weighting, and the incentive ranges and award payouts allocated to each such Plan Participant. The Board will approve those employees who will be eligible for participation in the Plan for that Plan Year, the annual incentive award factors and their weighting, and the incentive ranges and award payouts allocated to each such Plan Participant. Each Plan Participant shall be notified of his or her eligibility for participation in the Plan as soon as administratively practicable after Board approval. Plan Participants may commence participation any time prior to October 1st of the Plan Year at the discretion of the CEO with Board approval. The annual incentive award, if any, payable to any Plan Participant for the Plan Year will be prorated based on the number of full months of participation in the Plan for the Plan Year with respect to any Plan Participant who is not employed as of the first day of the Plan Year. No Plan Participants may be added to the Plan on or after October 1st of the Plan Year. Eligibility for the Plan will be determined annually for each Plan Year by the CEO and the Board as described herein.

PLAN YEAR

The period over which performance is measured and the amount of the incentive award for each Plan Participant will be determined shall be the Plan Year.

III.	GENERAL PLAN DESIGN

The Company recognizes the need to implement a performance-based incentive program for executives, key officers, and other employees as designated by the CEO and approved by the Board. In order to align the Plan with safety and soundness principles, the Plan design incorporates a tiered approach with annual incentive awards linked to the achievement of pre-defined performance goals. The incentive awards utilized in the Plan are designed to provide market competitive payout percentages for the achievement of the established performance-based goals. Award levels are pre-established for each Plan Participant and are designated as a percentage of the Plan Participant’s Actual Base Salary. Levels of achievement are generally classified as “Threshold” (performance measure below Target level, but still eligible for incentive award once Threshold is achieved or exceeded; performance below threshold will result in no payment of the incentive award), “Target” (performance goal standard, also referred to as “forecast”), and “Maximum” (performance level above Target whereby award payout may be either formulaic or discretionary, subject to any established maximum payout).

IV.	EARNINGS OF ANNUAL INCENTIVE AWARDS

Annual incentive awards are based on achievement of the performance criteria that has been pre-established and communicated to Plan Participants. As the Plan develops and priorities change, performance measures, award payout levels and Company goals may change annually.

The annual incentive awards are to be paid on an annual basis in the form of supplemental cash compensation (subject to required tax or other withholdings). Annual cash awards will be paid using the following schedule. Dependent upon the Company meeting its pre-established performance goals , Plan Participants who have achieved their predetermined performance goals at the threshold, target, or maximum levels, and who have satisfied qualifying criteria as designated within their Plan Participant worksheet in order to be eligible to be paid the incentive award, will be paid the amount of the annual incentive award that corresponds to the Plan Participant’s level of achievement no later than two and one-half months following the end of the Plan Year with respect to which the annual incentive award was determined. Payment within this time period is necessary to avoid classifying incentive awards as nonqualified deferred compensation under IRC Section §409A.

A.	Annual Incentive Award Levels

Threshold, target, and maximum award levels, expressed as a percent of the Plan Participant’s Actual Base Salary, will be established for each eligible Plan Participant.

Percentage payouts will be calculated using either a ratable or fixed percentage approach whereby award payouts will be calculated at the threshold, target, and maximum criteria levels as well as at criteria levels between threshold and target and between target and maximum.

B.	Performance Standards

The Plan will provide annual incentive awards to Plan Participants based on overall Company and Plan Participant performance as follows:

1.
Company Performance – The incentive awards for Company performance will be based on the Company’s overall success as measured by criteria recommended by the CEO and determined by the Board. Percentage payouts for Company performance will be allocated based on the achievement of each pre-established Company performance goal for each Plan Participant in the Plan.

2.
Plan Participant Performance – For all Plan Participants, pre-determined Company, Bank, Regional and/or Individual Participant performance criteria may also be used to determine the amount of the Plan Participant’s award payout. A percentage of each Plan Participant’s annual incentive award will be based on achievement of Plan Participant criteria, as recommended by the CEO and determined by the Board (which will be stated in the Plan worksheets). The specific Plan Participant performance objectives will be established at the same time as the other performance goals.

For each performance factor (overall Company and Plan Participant), an appropriate standard of performance is intended to be established with three essential performance points:

1.	Threshold Performance: Equal to or exceeding threshold is the minimum level of performance needed to receive an award.

2.	Targeted Performance: The forecasted, or expected, level of performance based upon both historical data and management’s best judgment of expected performance during the coming performance period.

3.	Maximum Performance: The level of performance which based upon historical performance and management’s judgment would be exceptional or beyond the Target Performance level.

Performance standards are determined by using the Company’s performance history, safety and soundness principles, peer data and management’s judgment of what levels can be achieved without taking imprudent and unnecessary risk based on current market conditions. Once the targeted performance is established, the Threshold and Maximum payout levels are calculated if applicable. Maximum levels may be subject to discretionary payouts upon the approval of the CEO and the Board.

Notwithstanding the foregoing, the Board in its discretion may determine if an extraordinary occurrence outside of management’s influence, including but not limited to unanticipated mergers or acquisitions, changes in regulatory, tax or accounting laws, or other similar items, be it a windfall or a shortfall, has occurred during the Plan Year, and whether the incentive awards should be adjusted to neutralize the effects of any such events. Additionally, the Board in its discretion may determine if an unacceptable performance event has occurred during the Plan Year or after the end of the Plan year and before award payout, such as a major management default of primary responsibilities, or a discovery of fraud, which will result in an adjustment, reduction or elimination of any award payout for any Plan Participant.

C.	Qualifiers

As qualifiers to receive awards under this Plan, the Company must meet its target goal established as the minimum performance achievement which must be met to pay any incentive awards for the Plan Year and Net Income must be at least 70% of targeted Net Income of $9,048,212 or $6,333,748, and each Plan Participant must achieve not only satisfactory performance, but also individual qualitative factors as designated within their Plan Participant worksheet. The performance rating of each Plan Participant will be derived from the current performance management system utilized by the Company. Weighting for each performance criteria (overall Company or Plan Participant) is allocated based on the Plan Participant’s level of responsibilities and overall ability to impact results, as recommended by the CEO and determined by the Board.

D.	Payment of Awards

The procedure for calculating the Plan Participant annual incentive award entails the following steps:

1.	Except as described below, a Plan participant must be an active employee of the Company or its subsidiary at the time of the award payout in order to be eligible to receive the award payout.

2.
Performance levels will be determined relative to specific achievement per Plan Participant. Each individual award payout is calculated using a percent of the Plan Participant’s Actual Base Salary for the Plan Year with respect to which the incentive bonus is to be determined.

3.	For each Plan participant, the incentive award for each factor is multiplied by the assigned factor weighting.

4.
The incentive award, expressed in dollars, is then computed for each Plan Participant by calculating the award payout proportion as compared to designated levels and then adding each factor’s award result.

5.	Incentive awards are paid out to each eligible Plan Participant according to the established schedule.

6.	Awards will be paid on an annual basis no later than two and one-half months following the end of the Plan Year with respect to which the incentive bonus is to be determined.

V.	PROGRAM ADMINISTRATOR

Administration of the Plan is the joint responsibility of the Board, the CEO, and Human Resources (or others as designated) within the Company.

A.	Responsibilities of the Board of Directors

The Board has the responsibility to approve, amend, or terminate the Plan as the Board in its discretion shall determine. The actions of the Board shall be final and binding on all parties.

The Board has the responsibility to administer and interpret the Plan. Prior to or as soon as administratively practicable after the beginning of each Plan Year, the Board shall review and revise, if deemed advisable, the operating rules of this Plan for the Plan Year to follow. After approval by the Board, management shall, as soon as practical, inform each of the Plan Participants under the Plan of their potential award under the operating rules adopted for the Plan Year to follow.

The Board shall determine and/or approve the final payout of each Plan Participant’s incentive award in accordance with the terms of the Plan.

B.	Responsibilities of the CEO

The CEO of the Company administers the program directly and provides liaison to the Board, including the following specific responsibilities:

1.	Recommend Plan Participant Changes Each Plan Year.

a.	This involves determining if additional employees will participate in the Plan and if any employees are to be removed from participating in the Plan.

2.	Recommendations for Annual Incentive Awards.

a.	The CEO will review the objectives and evaluations, adjust guideline awards for performance, and recommend final awards to the Board.

b.	Make appropriate adjustments on a discretionary basis for any payout inequities.

3.	Present All Other Appropriate Recommendations to the Board.

a.	Such recommendations may include changes in the Plan provisions which occur during the life of the Plan.

C.	Responsibilities of Human Resources (or Designee)

The Director of Human Resources, or designated other, of the Company will act as the Plan Administrator with regard to responsibilities for reporting the performance during the course of the Plan Year as determined by the CEO or the Board, however, additional responsibilities may be assigned to the Plan Administrator by the Board or the CEO. All necessary reporting to outside auditors for inclusion in annual reporting will be carried out by the CEO or its designee. Otherwise, Director of Human Resources, or designed other, will handle all ministerial duties with respect to the Plan.

VI.	TERMINATION OF EMPLOYMENT

i.
Death of Plan Participant: In the event of the death of a Plan Participant during the Plan Year or prior to payout of the award, the incentive award attributable to that Plan Participant will be paid to the Plan Participant’s designated beneficiary(s) in an amount equal to what the Plan Participant would have received had the Plan Participant remained employed with the Company, at the normal time set forth above. If the Plan Participant dies during the Plan Year, the Plan Participant will be deemed to have achieved Target performance with respect to any individual performance goals assigned to the Plan Participant with respect to that Plan Year.

ii.
Plan Participant Disability: If a Plan Participant incurs a Disability during the Plan Year or prior to payout of the award, the incentive award attributable to that Plan Participant will be paid to the Plan Participant in an amount equal to what the Plan Participant would have received had the Plan Participant remained employed with the Company, at the normal time set forth above. If the Plan Participant incurs a Disability during the Plan Year, the Plan Participant will be deemed to have achieved Target performance with respect to any individual performance goals assigned to the Plan Participant with respect to that Plan Year.

iii.
Termination of Employment: If a Plan Participant incurs a Termination of Employment prior to payout of the award other than as the result of death or Disability, that Plan Participant will forfeit any unvested, unpaid or accrued incentive award, whether or not it was earned by such Participant.

iv.
Change in Control: If a Change-in-Control, as defined by U. S. Treasury guidelines, occurs during any Plan Year, the incentive awards for that Plan Year will be deemed to have been earned at Target and the Plan Year closed as of the date of the Change in Control, and the incentive awards for that Plan year shall be payable to Plan Participants no later than two and one-half months following the Change in Control otherwise in accordance with the terms of the Plan. If a Change in Control occurs after the end of the Plan Year, incentive awards for that Plan Year will be paid in accordance with the terms of the Plan except that each Plan Participant will be deemed to have achieved no less than Target performance with respect to any individual performance goals assigned to the Plan Participant with respect to that Plan Year

VII.	AMENDMENTS AND TERMINATION OF PLAN

The Board may amend or terminate this Plan at any time. Upon termination, no further incentive awards will be paid for any future Plan Years; but, incentive awards for the Plan Year in which the termination occurs or any prior Plan Years will be paid in accordance with the terms of the Plan unless prohibited by applicable laws.

VIII.	COMMUNICATION OF PLAN TO PLAN PARTICIPANTS

In order for an incentive to produce increases in productivity and results, it is essential that Plan participants receive vital input required to make daily management decisions that should positively affect the Company’s growth and profitability. Thus, it is most useful for senior management to make use of periodic reviews of the targets set to measure Plan performance. In other words, the performance targets are intended to become one of the methods by which senior management directs the day-to-day operating activities of the management team.

Key communication events are intended to include:

i.
An initial communication to all Plan Participants of the Plan details, including the performance targets set for the Plan Year. It is intended that the Company communicate Plan objectives as soon as administratively practicable after they are established.

ii.	Communication of new performance targets, Plan procedure changes, etc., as soon as administratively practicable.

iii.
Periodic (quarterly) reviews throughout the Plan Year as part of general senior management staff meetings. These reviews are intended to include a review of performance year-to-date and any changes that assure attainment of the Plan objectives.

iv.	A Plan year-end review of probable Plan results, including an estimate of the Company’s performance on each measure/weighted factor.

v.	A discussion of Plan Participant contribution to the overall team results, as part of the presentation of the annual incentive award.

Finally, it is intended that each Plan Participant be provided sufficient data throughout the Plan Year, so that each Plan Participant can project probable earnings from the Plan. It is intended to be re-emphasized to senior management that specific goals and objectives and the means to accomplishment, as well as the rewards for successful attainment, be communicated in detail to each Plan Participant.

IX.	MISCELLANEOUS

i.
No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give the Plan Participant the right to remain an employee of the Company or any subsidiary, nor does it interfere with the Company’s or subsidiary’s right to discharge the Plan Participant. It also does not require the Plan Participant to remain an employee nor interfere with the Plan Participant’s right to terminate employment at any time.

ii.	Non Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

iii.
Reorganization. If the Company shall merge into or consolidate with another company, or organize, or sell substantially all of its assets to another company, firm, or person, such succeeding or continuing company, firm or person shall succeed to, assume and discharge the obligations of the Company under this Plan.

iv.	Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the payments made under this Plan.

v.	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Louisiana, except to the extent preempted by the laws of the United States of America.

vi.	Entire Plan. This Plan constitutes the entire Plan between the Company and the Plan Participant as to the subject matter hereof.

vii.	No Rights. No rights are granted to the Plan Participant by virtue of this Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Company has signed and adopted this Plan as of February 27, 2019, to be effective as of January 1, 2019.

Company:

MIDSOUTH BANCORP, INC.

By:______________________

Title:_____________________

BENEFICIARY DESIGNATION
MIDSOUTH BANK, N.A.
2019 ANNUAL INCENTIVE PLAN

I, ________________________________, designate the following as beneficiary of benefits under the plan payable following my death:
Primary:

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Contingent:

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Note:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I many change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designation will be automatically revoked if the beneficiaries predecease me or I have named my spouse as beneficiary and our marriage is subsequently terminated.
Name: _______________________________________________
Signature: ____________________________________________ Date: ____________________________

SPOUSAL CONSENT (Required if Spouse not named beneficiary):
I consent to the beneficiary designation above and acknowledge that if I am named beneficiary and our marriage is subsequently terminated the designation will be automatically revoked.
Spouse Name: _______________________________ Signature: ________________________ Date: _____

Received by the Plan Administrator this _____ day of __________________, 2019.
By: ________________________________________
Title: _______________________________________